Exhibit 99.1

NEWS

PURE Bioscience Resolves Proxy Contest and Litigation

SAN DIEGO (July 10, 2012) – PURE Bioscience, Inc. (NASDAQ: PURE), creator of the patented silver dihydrogen citrate (SDC) antimicrobial, today announced the signing of an agreement with Richmont Corporation, Richmont Holdings, Inc., Richmont Sciences, LLC, IV-7 Direct, John P. Rochon and The Coalition to Save Pure (the “Coalition”) to resolve and terminate the pending proxy contest in connection with PURE’s 2012 annual meeting of stockholders.

Under the terms of the settlement agreement, which will be timely filed with the U.S. Securities and Exchange Commission, the proxy contest will be withdrawn and Richmont Corporation will vote for the election of each nominee on PURE’s slate of directors.

As part of the settlement, PURE has agreed to replace one PURE director on its board of directors with an independent director of its choosing and to appoint an additional independent director of its choosing to PURE’s board of directors within 12 months after the 2012 annual meeting of stockholders.

The settlement agreement also includes dismissal of all litigation among the related parties, among other terms.

Michael L. Krall, President and CEO of PURE Bioscience, stated, “We are pleased to have reached an agreement that enables us to immediately refocus entirely on continuing our business development momentum and building value for our stockholders.”

About PURE Bioscience, Inc.
PURE Bioscience, Inc. develops and markets technology-based bioscience products that provide solutions to numerous global health challenges, including Staph (MRSA).  PURE’s proprietary high efficacy/low toxicity bioscience technologies, including its silver dihydrogen citrate-based antimicrobials, represent innovative advances in diverse markets and lead today’s global trend toward industry and consumer use of “green” products while providing competitive advantages in efficacy and safety.  Patented SDC is an electrolytically generated source of stabilized ionic silver, which formulates well with other compounds.  As a platform technology, SDC is distinguished from competitors in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it.  PURE is headquartered in El Cajon, California (San Diego metropolitan area).  Additional information on PURE is available at www.purebio.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project,” "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s cash position and liquidity requirements, the Company’s failure to implement or otherwise achieve the benefits of its strategic initiatives, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

PURE Bioscience Investor Contact:
Don Markley, Senior Vice President
LHA
(310) 691-7100
dmarkley@lhai.com